Exhibit 99.1

CONTACTS:
Richard Leland	Danny Jovic
Investor Relations	Media Relations
561-438-3796	561-438-1594
Richard.Leland@officedepot.com	Danny.Jovic@officedepot.com

Office Depot Announces Second Quarter 2018 Results

Q2 2018 Reported Sales Increase of 11% to $2.6 Billion

Sales Increase of 4% in Business Solutions Division (BSD)

Improving Trends in Retail Division with Q2 2018 Comparable Sales Down 2%

Services Revenue Increases to 16% of Total Sales

Q2 2018 Operating Income of $48 Million versus $41 Million in Prior Year

Re-Initiated Share Repurchase Program

Boca Raton, Fla., August 7, 2018 — Office Depot, Inc. (“Office Depot,” or the “Company”) (NASDAQ: ODP), a leading omni-channel provider of business services and supplies, products and technology solutions, today announced results for the second quarter ended June 30, 2018.

Consolidated (in millions, except per share amounts)	2Q18	2Q17	YTD18	YTD17
Selected GAAP measures:
Sales	$2,628	$2,363	$5,458	$5,039
Sales change from prior year period	11%		8%
Operating income	$48	$41	$125	$165
Operating income margin	1.8%	1.7%	2.3%	3.3%
Net income from continuing operations	$19	$21	$52	$95
Earnings per share from continuing operations	$0.03	$0.04	$0.09	$0.18
Operating Cash Flow (1)	$44	$27	$251	$115
Selected Non-GAAP measures: (2)
Adjusted EBITDA	$115	$104	$260	$296
Adjusted operating income	$63	$63	$156	$212
Adjusted operating income margin	2.4%	2.7%	2.9%	4.2%
Adjusted net income from continuing operations	$30	$34	$75	$122
Adjusted net earnings per share from continuing operations (most dilutive)	$0.05	$0.06	$0.13	$0.23
Free Cash Flow (1) (3)	$7	$2	$177	$60

(1)	Both Operating Cash Flow and Free Cash Flow are for continuing operations.

(2)

Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

(3)	As used throughout this release, Free Cash Flow is defined as cash flows from operating activities of continuing operations less capital expenditures. Free cash flow is a non-GAAP measure.

“I am extremely pleased with our performance in the second quarter as the execution of our strategy is driving improved sales trends across all three of our operating divisions,” said Gerry Smith, chief executive officer of Office Depot. “Sales in the Business Solutions Division were up an impressive 4% in the quarter driven by our acquisition strategy and growth in the adjacency categories beyond office products. I’m also encouraged by the early success of our initiatives to increase services, which now represent 16% of total sales. In addition to the sales performance, our efficiency and cost control initiatives allowed us to deliver an increase in year-over-year operating income and cash flow for the Company in the quarter. I’m confident that we have the right strategy in place to grow the business long term and we have assembled a talented and dedicated team that is focused on driving continued execution across the enterprise.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the second quarter of 2018 were $2.6 billion compared to $2.4 billion in the second quarter of 2017, an increase of 11%. Product sales in the second quarter were up 1%, while service revenues grew 120%, driven primarily by the revenues contributed by the CompuCom acquisition. On a consolidated basis, services represent approximately 16% of total Company sales. Service revenue excluding CompuCom grew 8% in the second quarter, due to the Company’s strategic efforts to grow overall business services revenue.

Sales Breakdown (in millions)	2Q18	2Q17	YTD18	YTD17
Product sales	$2,196	$2,167	$4,619	$4,627
Sales change from prior year	1.3%		(0.2)%
Service revenues	$432	$196	$839	$412
Sales change from prior year	120.4%		103.6%
Total sales	$2,628	$2,363	$5,458	$5,039

In the second quarter of 2018, Office Depot reported operating income of $48 million and net income from continuing operations was $19 million, or $0.03 per share, compared to operating income of $41 million, net income from continuing operations of $21 million and $0.04 per share in the second quarter of 2017.

For the first half of 2018, Office Depot reported operating income of $125 million compared to an operating income of $165 million in the first half of 2017. Net income from continuing operations for the first half of 2018 was $52 million, or $0.09 per share, compared to net income from continuing operations of $95 million, or $0.18 per share, in the first half of 2017. The year-over-year decrease was due to lower gross margins from store and supply chain cost deleverage, as well as higher selling, general and administrative expenses experienced primarily in the first quarter of 2018.

Adjusted (non-GAAP) Results (2)

Adjusted results for the second quarter of 2018 exclude charges and credits totaling $15 million, which were comprised of $12 million in merger, acquisition and integration-related expenses and $3 million in restructuring and other charges, as well as the after-tax impact of these items.

•

Second quarter 2018 adjusted operating income was $63 million compared to an adjusted operating income of $63 million in the second quarter of 2017. These amounts include a negative impact for the recent change in pension accounting standards of $2 million in the second quarter of 2018 and $5 million in the second quarter of 2017.

•

Second quarter 2018 adjusted net income from continuing operations was $30 million, or $0.05 per diluted share, compared to an adjusted net income from continuing operations of $34 million, or $0.06 per diluted share, in the second quarter of 2017.

For the first half of 2018, adjusted operating income was $156 million compared to an adjusted operating income of $212 million in the first half of 2017. Adjusted net income from continuing operations for the first half of 2018 was $75 million, or $0.13 per share, compared to adjusted net income from continuing operations of $122 million, or $0.23 per share, in the first half of 2017. The year-over-year decrease was due to lower gross margins from store and supply chain cost deleverage, as well as higher selling, general and administrative expenses experienced primarily in the first quarter of 2018.

(2)

Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

Second Quarter Division Results

Business Solutions Division

Business Solutions Division reported sales were $1.3 billion in the second quarter of 2018, up 4% compared to the second quarter of 2017. The year-over-year increase reflects the impact of acquisitions and eCommerce growth. Without the impact of acquisitions, sales were approximately flat with the prior year. This is a sequential quarterly improvement of approximately 300 basis points compared to the first quarter of 2018. The sequential improvement was primarily driven by growth in core supplies and services. Product sales in the second quarter increased 3%, while services revenue increased 15% compared to the prior year period.

Business Solutions Division (in millions)	2Q18	2Q17	YTD18	YTD17
Sales	$1,298	$1,248	$2,626	$2,563
Sales change from prior year	4%		2%
Division operating income	$67	$64	$122	$122
Division operating income margin	5.2%	5.1%	4.6%	4.8%

Business Solutions Division operating income was $67 million in the second quarter of 2018 compared to $64 million in the second quarter of 2017. The increase in operating income versus the prior year was primarily driven by higher sales volumes as well as the benefit of cost reduction initiatives.

Retail Division

Retail Division reported sales were $1.1 billion in the second quarter of 2018, down 5% versus the prior year period. Planned store closures and an approximately $10 million negative impact to revenue resulting from the adoption of the new revenue recognition standard contributed to the decline. Product sales in the second quarter declined 7%, while services revenue increased 12% compared to the prior year period, excluding the revenue recognition impact. Comparable sales declined 2% versus the prior year, primarily driven by fewer transactions and lower average order values. This is a sequential quarterly improvement of approximately 200 basis points compared to the first quarter of 2018.

Retail Division (in millions)	2Q18	2Q17	YTD18	YTD17
Sales	$1,053	$1,111	$2,297	$2,469
Comparable store sales change from prior year	(2)%		(4)%
Division operating income	$22	$20	$94	$132
Division operating income margin	2.1%	1.8%	4.1%	5.3%

Retail Division operating income was $22 million in the second quarter of 2018, compared to $20 million in the second quarter of 2017. The increase in operating income versus the prior year was primarily due to the positive impact of ongoing efficiency and cost reduction initiatives.

During the second quarter of 2018, the Company closed 2 stores and ended the quarter with a total of 1,374 stores in the Retail Division.

CompuCom Division

CompuCom Division results are only included in total Company results for the second quarter of 2018, as this business was not part of Office Depot in the prior year period. However, unaudited adjusted historical results for the second quarter of 2017 have been presented for reference. Accordingly, CompuCom Division reported sales were $277 million in the second quarter of 2018, up 3% versus sales of $269 million in the prior year historical period, with increases in both product and services revenue.

CompuCom Division (in millions)	2Q18	2Q17 Historical (4)	YTD18	YTD17 Historical (4)
Sales	$277	$269	$535	$529
Sales change from prior year	3%		1.1%
Division operating income	$6	$16	$12	$22
Division operating income margin	2.2%	5.9%	2.2%	4.2%

CompuCom Division operating income was $6 million in the second quarter of 2018 versus historical operating income of $16 million in the second quarter of 2017. Operating income was down versus the prior year primarily due to a lower gross margin on product sales mix, expenses associated with new account acquisition, investment expenses to support growth initiatives, and incremental depreciation, amortization and acquisition-related expenses, partially offset by cost reductions and efficiencies.

(4)

The CompuCom unaudited adjusted historical results for the second quarter of 2017 reflect information prepared prior to our acquisition and have not been subject to audit or the Company’s internal control processes. Results have been adjusted for historical restructuring and acquisition costs and have been presented for reference purposes only. The results for 2017 may not be comparable to current year results nor indicative of the results of future operations of the CompuCom Division or the results that would have been attained had the acquisition been completed on January 1, 2017.

Corporate and Other

Corporate includes support staff services and certain other expenses that are not allocated to the Company’s operating divisions. Unallocated expenses increased to $33 million in the second quarter of 2018 compared to $21 million in the second quarter of 2017 primarily due to costs associated with growth initiatives and compensation expenses.

The Company’s “Other” segment, which contains the retained sourcing and trading operations in Asia and the elimination of intersegment revenues, had no material contribution to sales or operating income in the second quarter of 2018.

As previously announced, during the second quarter Office Depot successfully completed the sale of its business in New Zealand on May 4, 2018. Sale of the combined Australia and New Zealand businesses provided approximately $115 million of incremental cash into continuing operations in fiscal 2018.

Balance Sheet and Cash Flow

As of June 30, 2018, Office Depot had total available liquidity of $1.7 billion consisting of $0.7 billion in cash and cash equivalents and $1.0 billion available under the Amended and Restated Credit Agreement. Total debt was $1.0 billion, excluding $765 million of non-recourse debt related to the credit-enhanced timber installment notes.

For the second quarter of 2018, cash provided by operating activities of continuing operations was $44 million, including the impact of $7 million in OfficeMax merger–related costs, $5 million in acquisition and integration-related costs and $3 million in restructuring costs, compared to $27 million in the second quarter of the prior year. Capital expenditures in the quarter were $37 million. Accordingly, Free Cash Flow of continuing operations was $7 million in the second quarter of 2018. For the first half of 2018, cash provided by operating activities was $251 million with $74 million of capital expenditures for Free Cash Flow of continuing operations of $177 million.

During the second quarter of 2018, the Company paid a quarterly cash dividend of $0.025 per share on June 15, 2018 for approximately $14 million and made a $19 million scheduled debt repayment on the 2022 Term Loan. In addition, Office Depot repurchased approximately 3 million shares at a total cost of $8 million in the second quarter of 2018.

Outlook (5)

“I am encouraged by the momentum we are seeing across all of our businesses and the success we are realizing in generating working capital improvements. Our strategic growth initiatives continue to gain traction, which underlies my confidence in achieving our most recent full-year outlook, which we provided last quarter,” said Gerry Smith.

Full-Year Outlook (5)	FY 2018
Sales	~ $	10.8 billion
Adjusted Operating Income	~ $	360 million
Free Cash Flow	~ $	350 million

(5)

The Company’s outlook for 2018 included in this release is for continuing operations only and includes non-GAAP measures, such as adjusted operating income, which excludes charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions through its fully integrated omni-channel platform of approximately 1,400 stores, online presence, and dedicated sales professionals and technicians to small, medium and enterprise businesses. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2018 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risk that Office Depot is unable to transform the business into a service-driven company or that such a strategy will result in the benefits anticipated; the risk that Office Depot may not be able to realize the anticipated benefits of the CompuCom transaction due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; impact of weather events on Office Depot’s business; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from the disposition of the international operations; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers or terms with the Company’s suppliers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws, tariffs and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Sales:
Product	$2,196	$2,167	$4,619	$4,627
Services	432	196	839	412

Total Sales	2,628	2,363	5,458	5,039
Cost of goods sold and occupancy costs:
Product	1,737	1,707	3,628	3,585
Services	295	111	567	234

Total Cost of goods sold and occupancy costs	2,032	1,818	4,195	3,819

Gross profit	596	545	1,263	1,220
Selling, general and administrative expenses	534	483	1,107	1,014
Asset impairments	—	1	—	1
Merger and restructuring expenses, net	14	20	31	40

Operating income	48	41	125	165
Other income (expense):
Interest income	6	6	12	12
Interest expense	(31)	(14)	(60)	(27)
Other income, net	5	2	6	6

Income from continuing operations before income taxes	28	35	83	156
Income tax expense	9	14	31	61

Net income from continuing operations	19	21	52	95
Discontinued operations, net of tax	(3)	3	5	45

Net income	$16	$24	$57	$140

Basic earnings (loss) per share
Continuing operations	$0.03	$0.04	$0.09	$0.18
Discontinued operations	—	0.01	0.01	0.09

Net earnings per share	$0.03	$0.05	$0.10	$0.27

Diluted earnings (loss) per share
Continuing operations	$0.03	$0.04	$0.09	$0.18
Discontinued operations	—	0.01	0.01	0.08

Net diluted earnings per share	$0.03	$0.05	$0.10	$0.26

Dividends per common share	$0.025	$0.025	$0.050	$0.050

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	June 30, 2018	December 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$747	$622
Receivables, net	905	931
Inventories	1,122	1,093
Prepaid expenses and other current assets	142	86
Current assets of discontinued operations	—	139

Total current assets	2,916	2,871
Property and equipment, net	722	725
Goodwill	881	851
Other intangible assets, net	438	448
Timber notes receivable	853	863
Deferred income taxes	290	305
Other assets	259	260

Total assets	$6,359	$6,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,066	$892
Accrued expenses and other current liabilities	953	986
Income taxes payable	4	5
Short-term borrowings and current maturities of long-term debt	97	96
Current liabilities of discontinued operations	—	67

Total current liabilities	2,120	2,046
Deferred income taxes and other long-term liabilities	327	336
Pension and postretirement obligations, net	88	91
Long-term debt, net of current maturities	903	936
Non-recourse debt	765	776

Total liabilities	4,203	4,185

Commitments and contingencies
Redeemable noncontrolling interest	—	18
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued shares — 614,166,542 at June 30, 2018 and 610,353,994 at December 30, 2017	6	6
Additional paid-in capital	2,691	2,711
Accumulated other comprehensive loss	(67)	(78)
Accumulated deficit	(220)	(273)
Treasury stock, at cost — 59,713,205 shares at June 30, 2018 and 56,369,637 shares at December 30, 2017	(254)	(246)

Total stockholders’ equity	2,156	2,120

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$6,359	$6,323

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	26 Weeks Ended
	June 30, 2018	July 1, 2017
Cash flows from operating activities of continuing operations:
Net income	$57	$140
Income from discontinued operations, net of tax	5	45

Net income from continuing operations	52	95
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98	79
Charges for losses on inventories and receivables	18	35
Asset impairments	—	1
Compensation expense for share-based payments	13	17
Deferred income taxes and deferred tax asset valuation allowances	25	42
Changes in working capital and other	45	(154)

Net cash provided by operating activities of continuing operations	251	115

Cash flows from investing activities of continuing operations:
Capital expenditures	(74)	(55)
Businesses acquired, net of cash acquired	(30)	—
Proceeds from disposition of assets and other	2	33

Net cash used in investing activities of continuing operations	(102)	(22)

Cash flows from financing activities of continuing operations:
Net payments on long and short-term borrowings	(51)	(15)
Debt related fees	(1)	—
Cash dividends on common stock	(28)	(26)
Share purchases for taxes, net of proceeds from employee share-based transactions	(3)	(14)
Repurchase of common stock for treasury	(8)	(17)
Acquisition of noncontrolling interest	(18)	—
Other financing activities	2	—

Net cash used in financing activities of continuing operations	(107)	(72)

Cash flows from discontinued operations:
Operating activities of discontinued operations	11	21
Investing activities of discontinued operations	63	(26)
Financing activities of discontinued operations	—	(8)

Net cash provided by (used in) discontinued operations	74	(13)

Effect of exchange rate changes on cash and cash equivalents	(5)	5
Net increase in cash and cash equivalents	111	13
Cash, cash equivalents and restricted cash at beginning of period	639	807

Cash, cash equivalents and restricted cash at end of period-total	750	820
Cash and cash equivalents of discontinued operations	—	(57)

Cash, cash equivalents and restricted cash at end of the period-continuing operations	$750	$763

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

The Company’s outlook for 2018 adjusted operating income excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide a reconciliation to an equivalent operating income outlook for 2018.

(In millions, except per share amounts)

Q2 2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$534	20.3%	$1	$533	20.3%
Assets impairments	$—	—%	$—	$—	—%
Merger, restructuring, and other operating expenses, net	$14	0.5%	$14	$—	—%
Operating income (loss)	$48	1.8%	$(15)	$63	2.4%
Income tax expense (benefit)	$9	0.3%	$(4)	$13	0.5%
Net income (loss) from continuing operations	$19	0.7%	$(11)	$30	1.1%
Earnings (loss) per share continuing operations (most dilutive)	$0.03		$(0.02)	$0.05

Q2 2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$483	20.4%	$1	$482	20.4%
Assets impairments	$1	0.0%	$1	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$20	0.8%	$20	$—	—%
Operating income	$41	1.7%	$(22)	$63	2.7%
Income tax expense (benefit)	$14	0.6%	$(9)	$23	1.0%
Net income from continuing operations	$21	0.9%	$(13)	$34	1.4%
Earnings per share continuing operations (most dilutive)	$0.04		$(0.02)	$0.06

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

YTD 2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$1,107	20.3%	$—	$1,107	20.3%
Assets impairments	$—	—%	$—	$—	—%
Merger, restructuring, and other operating expenses, net	$31	0.6%	$31	$—	—%
Operating income (loss)	$125	2.3%	$(31)	$156	2.9%
Income tax expense (benefit)	$31	0.6%	$(8)	$39	0.7%
Net income (loss) from continuing operations	$52	1.0%	$(23)	$75	1.4%
Earnings (loss) per share continuing operations (most dilutive)	$0.09		$(0.04)	$0.13

YTD 2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$1,014	20.1%	$5	$1,009	20.0%
Assets impairments	$1	0.0%	$1	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$40	0.8%	$40	$—	—%
Operating income	$165	3.3%	$(46)	$212	4.2%
Income tax expense (benefit)	$61	1.2%	$(20)	$81	1.6%
Net income from continuing operations	$95	1.9%	$(26)	$122	2.4%
Earnings per share continuing operations (most dilutive)	$0.18		$(0.05)	$0.23

	13 Weeks Ended		26 Weeks Ended
	June 30,	July 1,	June 30,	July 1,
Adjusted EBITDA:	2018	2017	2018	2017
Net income	$16	$24	$57	$140
Discontinued operations, net of tax	3	(3)	(5)	(45)

Net income from continuing operations	19	21	52	95
Income tax expense	9	14	31	61

Income from continuing operations before income taxes	28	35	83	156
Add (subtract)
Interest income	(6)	(6)	(12)	(12)
Interest expense	31	14	60	27
Depreciation and amortization	47	39	98	79
Charges and credits, pretax	15	22	31	46

Adjusted EBITDA	$115	$104	$260	$296

Amounts may not foot due to rounding Note: The company has released a majority of its deferred tax asset valuation allowances in the U.S. for GAAP purposes. The non-GAAP tax calculation removed the U.S. valuation allowances in the first quarter of 2015 because of the cumulative income on a non-GAAP basis.

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q2 2018	YTD 2018
Retail Division:
Stores opened	—	—
Stores closed	2	4
Total retail stores (U.S.)	1,374	—
Total square footage (in millions)	30.9	—
Average square footage per store (in thousands)	22.5	—